Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

      Following the Company’s acquisition of NACT Telecommunications, Inc. (“NACT”) in 2001, the Company began selling products to the carrier market and focusing its strategic direction on developing and marketing next-generation communications products. The Company’s current business was built on acquisitions made by the Company by leveraging the economic downturn in the telecommunications area. In the second half of 2001, the Company acquired NACT and Telemate.Net Software, Inc. (“Telemate.Net”); Telemate.Net products are sold to enterprise customers. Both of these companies sold products almost exclusively in domestic markets. In the first quarter of 2003, the Company acquired substantially all of the operating assets of Clarent Corporation, which provided the Company with patented Voice over Internet protocol (“VoIP”) technologies for both the carrier and enterprise markets (primarily serving international markets) and significantly increased the Company’s market share in the worldwide softswitch market. At the end of the third quarter, of 2003, the Company acquired MCK Communications, Inc. (“MCK”) and added MCK’s integrated access routers and distributed telephony devices products to the Company’s enterprise segment. For the year ended December 31, 2003, 78% of the Company’s consolidated revenues came from these four acquisitions and 38% of the Company’s consolidated revenues came from the two acquisitions made by the Company in 2003.

      The Company’s strategy through 2003 was to add next-generation communications products to its suite of products through strategic acquisitions and to leverage these operations through cost reductions to enhance cash flow. With the acquisition of substantially all of the operating assets of Clarent Corporation, the Company enhanced its strategy to move its growth toward international markets. International revenue increased to 35% of the Company’s consolidated revenues for 2003 versus 8% of the Company’s consolidated revenues for 2002. As the acquisition of substantially all of the operating assets of Clarent Corporation was funded primarily by short-term seller financing, generating cash flow during 2003 was extremely important to the Company. As such, the Company leveraged its combined operations, reducing sales, general and administrative costs (as compared to costs prior to the acquisition), while preserving the research and development expenditures, which are vital to the Company’s long-term growth and viability.

      Through 2003, the Company’s focus has been on completing strategic acquisitions, integrating these acquisitions and enhancing cash flow through cost containment, especially in the sales and marketing area. In the fourth quarter of 2003, the Company believed that its revenues declined largely due to the limited sales and marketing expenditures. Going forward, the Company intends to significantly increase its expenditures for sales and marketing and focus on growing revenues organically. In the first quarter of 2004, the Company completed a private placement and raised approximately $16.3 million, net of expenses, to fund the expanded sales and marketing programs. The Company expects that these additional expenditures will significantly increase the operating loss in 2004 as compared to 2003, excluding the write-down of goodwill in 2003.

General

      The Company is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. The Company’s continuing operations include three separate business segments, the Carrier Solutions Group, which includes the Company’s Clarent softswitching division and the Company’s subsidiary NACT, the Enterprise Solutions Group, which includes the Company’s Clarent NetPerformer division, the Company’s subsidiaries Telemate.Net and MCK and the Advanced Applications Services Group, which includes the Company’s technical application support group which was previously included as part of the Enterprise Solutions Group. The Carrier Solutions Group includes domestic and international sales of hardware and software, integration, applications and technical training and support. The Enterprise Solutions Group offers hardware-based solutions (which include software) for companies seeking to build private, packet-based voice and data networks. Additionally, the Enterprise Solutions Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices. The Advanced Applications Services Group includes outsourced technical application services and application installation and training services to outside customers, as well as customers of the Company’s Carrier Solutions Group and Enterprise Solutions Group segments. The Company acquired MCK in September 2003, substantially all the business assets of Clarent Corporation (“Clarent”) in February 2003, NACT in July 2001 and Telemate.Net in November 2001. The Company’s discontinued operations include its legacy value-added reseller (“VAR”) business and its Hospitality Services Group (“HSG”).

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, including MCK, Telemate.Net, NACT and Clarent Canada Ltd.

      The Company believes that the foregoing events significantly affect the comparability of the Company’s results of operations from year to year. You should read the following discussion of the Company’s results of operations and financial condition in conjunction with the Company’s consolidated financial statements and related notes thereto included elsewhere in this report.

Results of Operations

     Fiscal Year 2003 Compared with Fiscal Year 2002

      For the year ended December 31, 2003, the Company’s net loss totaled $18.3 million, or $0.18 per share, compared with a net loss of $2.7 million, or $0.03 per share, for the same period in 2002. The 2003 results included $1.3 million in amortization of intangibles, $780,000 in amortization of deferred compensation, $10.9 million in write-down of goodwill and $425,000 in reorganization costs. The 2002 results included $592,000 in amortization of intangibles, $1.2 million in amortization of deferred compensation, $324,000 in reorganization costs, a gain on early retirement of debt totaling $350,000 and a loss from discontinued operations of $331,000.

      Total revenue was $59.5 million in the year ended December 31, 2003, reflecting a 33% increase from 2002. Product revenue increased from $23.0 million to $36.4 million, $2.5 million net increase from the Carrier Group attributable to Clarent (softswitch) net of decline in NACT sales and $10.8 million increase from the Enterprise Group, primarily attributable to MCK and Clarent (NetPerformer) product sales. In 2003, the Company began redirecting its focus for NACT products sales away from its historic market, primarily emerging domestic carriers (which market was consolidating) towards carriers in the international market. At the same time, the Company reduced its sales and marketing expenditures for NACT in an across the board cost reduction initiative required to enable the Clarent acquisition. These events negatively impacted the revenue for NACT for 2003. Services revenue was $23.1 million in the year ended December 31, 2003, reflecting a 6% increase from the same period in 2002. Gross profit increased by $6.4 million in the year ended December 31, 2003, and was 55% of revenue in 2003, compared with 59% of revenue for 2002. The increase in gross profit dollars resulted primarily from the increase in revenues. The decrease in gross profit percentage is related to lower margins on Carrier Solutions Group due to reduced margins on NACT sales combined with the margins from the Company’s Clarent softswitching division, which has lower margins than the Company experienced in the past.

      Total operating expenses incurred in continuing operations for the year ended December 31, 2003, were $50.0 million, an increase of $21.3 million compared to the same period in 2002. The increase is primarily attributable to the following items: increases in general and administrative expenses of $3.2 million, sales and marketing expenses of $2.8 million, research and development expenses of $3.8 million, depreciation expense of $170,000, amortization of intangibles of $725,000, the write-down of goodwill of $10.9 million and reorganization costs of $101,000 offset by a decrease in amortization of deferred compensation of $393,000.

      The increase in general and administrative expenses resulted from the addition of personnel and related costs related to the acquisitions of MCK and substantially all the business assets of Clarent totaling approximately $2.4 million, an increase in general and administrative expenses at NACT of $494,000 related primarily to bad debts and an increase in corporate general and administrative expenses of approximately $398,000. The increase in corporate general and administrative expenses resulted primarily from increases in personnel related costs and insurance and travel costs related to the operations of the MCK and Clarent acquisitions during 2003.

      The increase in sales and marketing expenses resulted from the addition of personnel and related costs related to the acquisitions of MCK and substantially all the business assets of Clarent, totaling $4.9 million offset by overall decreased expenses related to on-going cost reduction initiatives of $2.1 million.

      The increase in research and development is primarily related to research and development activities at the Company’s MCK, Clarent softswitching division and Clarent NetPerformer division of $4.6 million, net of reductions in other product groups.

      The increase in depreciation expense is primarily related to the fixed assets recorded in connection with the acquisition of MCK and substantially all the business assets of Clarent of $2.0 million, as well as, the increases related to the purchase of furniture and equipment of approximately $1.5 million and $889,000 during 2003 and 2002, respectively, offset by decreases related to fully-depreciated assets. Capital expenditures are primarily depreciated on a straight-line basis over an estimated useful life of three years.

      The increase in intangible amortization is primarily related to the amortization of other intangible assets related to the acquisitions of MCK and substantially all the business assets of Clarent and the amortization of the customer relationship costs related to the 1998 acquisition of Encore Group as recorded in the fourth quarter of 2002 as a result of the earn-out component of that acquisition.

      The write-down of goodwill relates to the acquisition of MCK. In April 2003, the Company negotiated the original agreement to purchase MCK in which the MCK stockholders would be entitled to receive approximately 20.0 million shares of the Company’s common stock (the “Common Stock”) which was valued at $13.0 million, based on the volume weighted average closing price per share of the Company’s Common Stock as reported on the Nasdaq SmallCap Market for the 20 trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, the Company was to receive $7.5 million in cash. The terms of the agreement were amended on June 13, 2003. Under the amended terms, MCK stockholders were entitled to receive approximately 18.3 million shares of the Company’s Common Stock and the cash MCK was required to have at the closing of the merger was reduced from $7.5 million to approximately $6.4 million. Although the number of shares of the Company’s Common Stock to be issued in the merger was reduced by the amendment, the amendment changed the measurement date for valuing such shares. As a result of the increase in the price of the Company’s Common Stock, prior to June 13, 2003, the revised valuation for the shares of the Company’s Common Stock to be issued in the merger increased to $24.1 million. As a result of this increase in value, the goodwill recorded in the merger was impaired upon closing the merger. The Company completed an impairment analysis in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Based upon this analysis, the Company recorded a write-off of approximately $10.9 million during the year ended December 31, 2003.

      In the first and third quarters of 2003, the Company announced reorganizations to accommodate the acquisition of the assets of Clarent and, as a part of its effort to consolidate functions and improve operational efficiencies, the Company eliminated 25 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $425,000 during the year ended December 31, 2003. The reorganization costs consist of severance costs and non-cash stock compensation expense related primarily to the acceleration of vesting of options. Annualized savings are expected to be approximately $1.9 million.

      In the third and fourth quarters of 2002, the Company implemented several restructuring plans as a part of its effort to improve operational efficiencies and financial performance and eliminated 42 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $324,000. Annualized savings beginning in the first quarter of 2003 are expected to be approximately $2.8 million.

      The $393,000 decrease in amortization of deferred compensation primarily related to the termination of certain options and full vesting of other options outstanding since the Company’s acquisitions of Telemate.Net in November 2001 and Cereus Technology Partners, Inc. (“Cereus”) in September 2000. The deferred compensation represents the intrinsic value of the Telemate.Net and Cereus unvested options outstanding at the date of the acquisitions of Telemate.Net and Cereus and is amortized over the remaining vesting period of the options.

      As a percent of revenue, operating expenses from continuing operations were 84% during the year ended December 31, 2003, up from 64% for the same period in 2002.

      Other income was $338,000 during the year ended December 31, 2003, compared with $881,000 for the same period in 2002. Included in other income during the year ended December 31, 2003 was $323,000 of non-recurring transactions related to the sale of non-operating assets. Included in other income during the year ended December 31, 2002 was a gain of $350,000 on early retirement of debt and $254,000 of non-recurring transactions related to health insurance proceeds and sale of non-operating assets.

      In November 2002, the Company negotiated the early retirement of the remaining $1.75 million plus accrued interest due on the note made by the Company on April 25, 2002, in favor of WA Telcom Products Co., Inc., in connection with the acquisition of NACT. The Company paid $1.4 million plus accrued interest and recognized a gain on early retirement of debt of $350,000.

      Equity in income of Shanghai BeTrue Infotech Co., Ltd. (“BeTrue”) was $73,000 during the year ended December 31, 2003, compared to equity in loss of investment of $5,000 in 2002. This amount represents the Company’s portion of BeTrue’s income or losses since the Company’s acquisition of a 51% interest in BeTrue on October 1, 2002. Due to the shared decision making between the Company and its equity partner, the results of BeTrue are treated as an equity investment rather than being consolidated.

      Net interest expense was $1.5 million during the year ended December 31, 2003, an increase of $367,000 compared to the same period in 2002. The increase was attributable to increased borrowings on the Company’s line of credit and notes payable for the acquisition of assets from Clarent, net of reductions related to the interest on the deferred payment due for the purchase of NACT and interest income on notes receivable from shareholders.

      The Company recorded an income tax benefit of $200,000 during the year ended December 31, 2002, due to the reversal of a previously accrued exposure item no longer deemed necessary.

     Business Unit Performance

	Carrier		Enterprise		Advanced
	Solutions		Solutions		Applications
	Group		Group		Services Group		Consolidated

	For the Year Ended December 31,

	2003	2002	2003	2002	2003	2002	2003	2002

	(Dollars in thousands)
Revenue	$29,744	$26,319	$16,743	$5,940	$13,011	$12,539	$59,498	$44,798

Gross profit	16,042	16,378	10,733	4,240	5,999	5,731	32,774	26,349
Gross margin	54%	62%	64%	71%	46%	46%	55%	59%
General and administrative	5,238	3,901	1,315	310	821	845	7,374	5,056
Research and development	6,756	5,417	2,873	457	—	—	9,629	5,874

Contribution before unallocated items	$4,048	$7,060	$6,545	$3,473	$5,178	$4,886	$15,771	$15,419

Unallocated items:
General and administrative							6,967	6,095
Sales and marketing							9,642	6,835
Depreciation and amortization of property and equipment							2,900	2,730
Amortization of intangibles							1,317	592
Amortization of deferred compensation, related to sales, general and administrative							780	1,173
Write-down of goodwill							10,930	—
Reorganization costs							425	324

Operating loss							(17,190)	(2,330)
Other income							338	881
Equity in income (loss) of investment							73	(5)
Interest expense, net							(1,508)	(1,141)
Income tax benefit							—	200

Loss from continuing operations							$(18,287)	$(2,395)

     Carrier Solutions Group

      Total revenue from the Company’s Carrier Solutions Group was $29.7 million in the year ended December 31, 2003, a 13% increase from the same period in 2002. The net increase in revenue is attributable to Clarent product sales offset by a decrease in NACT product sales. In 2003, the Company began redirecting its focus for NACT products sales away from its historic market, primarily emerging domestic carriers (which market was consolidating) towards carriers in the international market. At the same time, the Company reduced its sales and marketing expenditures for NACT in an across the board cost reduction initiative required to enable the Clarent acquisition.

      Gross profit decreased by $336,000 in the year ended December 31, 2003, and was 54% of revenue, a decrease from 62% of revenue in the same period in 2002. The decrease in gross profit dollars and gross margin reflects the reduced margin on NACT sales combined with the margins from the Company’s Clarent softswitching division, which has lower margins than the Company experienced in the past.

      Allocated operating expenses incurred in the Carrier Solutions Group for the year ended December 31, 2003, were $12.0 million, an increase of $2.7 million compared to the same period in 2002. The increase in general and administrative expenses reflects the Company’s acquisition of Clarent’s business assets in February 2003 and additional bad debt expense at NACT. The increase in research and development expenses reflect increases related to the Company’s acquisition of Clarent’s business assets in February 2003 offset by cost savings in the operations of NACT. As a percent of revenue, operating expenses for the Carrier Solutions Group were 40% during the year ended December 31, 2003 up from 35% during the same period in 2002.

     Enterprise Solutions Group

      Total revenue for the Company’s Enterprise Solutions Group was $16.7 million in the year ended December 31, 2003, a 182% increase from 2002. The increase in revenue is primarily related to the Company’s acquisitions: MCK in September 2003 and Clarent’s Netperformer division in February 2003.

      Gross profit increased by $6.5 million in the year ended December 31, 2003 and was 64% of revenue compared with 71% for 2002. The Company’s additions of MCK in September 2003 and Clarent’s Netperformer division in February 2003 were the primary causes of the increase in gross profit dollars.

      Allocated operating expenses incurred in the Enterprise Solutions Group for the year ended December 31, 2003, were $4.2 million, an increase of $3.4 million compared to the same period in 2002. The increases in general and administrative expenses and research and development expenses relates to the addition of MCK in September 2003 and Clarent’s Netperformer division in February 2003. As a percent of revenue, allocated operating expenses for the Enterprise Solutions Group were 25% during the year ended December 31, 2003, up from 13% during the same period in 2002. The increase is primarily attributable to the increase in research and development expenses as a percentage of revenue related to the operations of the Company’s MCK and Clarent Netperformer divisions.

     Advanced Applications Services Group

      Total revenue for the Company’s Advanced Applications Services Group was $13.0 million in the year ended December 31, 2003, a 4% increase from 2002.

      Gross profit increased by $268,000 in the year ended December 31, 2003 and was 46% of revenue, comparable to the same period in 2002.

      Allocated operating expenses incurred in the Advanced Applications Services Group for the year ended December 31, 2003, were $821,000, a decrease of $24,000 compared to the same period in 2002. The decrease in general and administrative expenses primarily relates to a reduction of personnel and related costs. As a percent of revenue, allocated operating expenses for the Advanced Applications Services Group were 6% during the year ended December 31, 2003, down from 7% during the same period in 2002.

     Discontinued Operations

      Following the acquisition of NACT in July of 2001, the Company determined that its legacy VAR business was not strategic to the Company’s ongoing objectives and discontinued capital and human resource investment in its legacy VAR business. Accordingly, the Company elected to report its legacy VAR business as discontinued operations by early adoption of Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for Impairment on Disposal of Long-Lived Assets” (“SFAS No. 144”). The consolidated financial statements have been reclassified to segregate the net assets and operating results of this business segment.

      There were no results of discontinued operations for the year ended December 31, 2003. Summary operating results of the discontinued operations for the year ended December 31, 2002 (in thousands) were as follows:

Revenue	$223

Gross loss	$(331)

Operating loss	$(331)

Loss from discontinued operations	$(331)

     Fiscal Year 2002 Compared with Fiscal Year 2001

      For the year ended December 31, 2002, the Company’s net loss totaled $2.7 million, or $0.03 per share, compared with net loss of $147.6 million, or $2.71 per share, for the same period in 2001. The 2002 results include $592,000 in amortization of intangibles, $1.2 million in amortization of deferred compensation, $324,000 in reorganization costs, a loss from discontinued operations of $331,000 and a $350,000 gain on early retirement of debt. The 2001 results include $1.5 million in amortization of intangibles, $1.8 million in amortization of deferred compensation, a loss from discontinued operations of $136.1 million and a $1.6 million loss from debt conversion.

Continuing Operations

      For the year ended December 31, 2002, the Company’s net loss from continuing operations totaled $2.4 million, or $0.03 per share, compared with a net loss of $11.5 million, or $0.21 per share, for 2001. The 2002 results included $592,000 in amortization of intangibles, $1.2 million in amortization of deferred compensation, $324,000 in reorganization costs and a $350,000 gain on early retirement of debt. The 2001 results included $1.5 million in amortization of intangibles, $1.8 million in amortization of deferred compensation and a $1.6 million loss on debt conversion.

      Total revenue was $44.8 million in the year ended December 31, 2002, reflecting a 50% increase from 2001. NACT accounted for $10.5 million and Telemate.Net accounted for $4.9 million of the increase in revenue. Products revenue was $23.0 million in the year ended December 31, 2002, and was primarily related to the NACT products. Products revenue was $14.4 million for the year ended December 31, 2001. Services revenue was $21.8 million in the year ended December 31, 2002, reflecting a 40% increase from 2001. Gross profit increased by $11.3 million in the year ended December 31, 2002, to $26.3 million, and was 59% of revenue, compared with 50% of revenue for 2001. The increase in revenue, gross profit percentage and gross profit dollars resulted primarily from the Company’s acquisition of NACT in July 2001 and Telemate.Net in November 2001, both of which sell higher margin proprietary products and services.

      Total operating expenses incurred in continuing operations for the year ended December 31, 2002, were $28.7 million, an increase of $5.0 million compared to the same period in 2001. The increase is primarily attributable to the following items: increases in sales and marketing expenses of $3.5 million, research and development of $3.1 million, depreciation expense of $570,000 and reorganization costs of $324,000 offset by decreases in general and administrative expenses of $1.1 million, intangible amortization of $919,000 and amortization of deferred compensation of $593,000.

      The increase in sales and marketing expenses resulted from the addition of personnel and related costs related to the acquisitions of NACT in July 2001 of approximately $2.3 million and Telemate.Net in November 2001 of approximately $1.3 million.

      The increase in research and development is primarily related to the acquisitions of NACT and Telemate.Net in July 2001 and November 2001, respectively.

      The increase in depreciation expense is primarily related to the purchase of furniture and equipment of approximately $889,000 and $1.4 million during 2002 and 2001, respectively, as well as the increased depreciation related to the assets acquired in the NACT and Telemate.Net acquisitions. Capital expenditures are primarily depreciated on a straight-line basis over an estimated useful life of three years.

      In the third and fourth quarters of 2002, the Company implemented several restructuring plans as a part of its effort to improve operational efficiencies and financial performance and eliminated 42 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $324,000. Annualized savings beginning in the first quarter of 2003 are expected to be approximately $2.8 million.

      The decrease in general and administrative expenses resulted from on-going cost reduction initiatives resulting in reduced personnel, telecom and other general and administrative expenses in the corporate and customer response center operations of approximately $2.8 million offset by the addition of personnel and related costs related to acquisitions of NACT in July 2001 of approximately $1.6 million and Telemate.Net in November 2001 of approximately $114,000.

      The $919,000 decrease in intangible amortization is primarily related to the adoption of SFAS No. 142 which eliminated amortization of goodwill beginning January 1, 2002.

      The $593,000 decrease in amortization of deferred compensation primarily related to the termination of certain options and full vesting of other options outstanding since the Company’s acquisition of Telemate.Net in November 2001 and Cereus in September 2000. The deferred compensation represents the intrinsic value of the Telemate.Net and Cereus unvested options outstanding at the date of the acquisitions of Telemate.Net and Cereus and is amortized over the remaining vesting period of the options.

      As a percent of revenue, operating expenses from continuing operations were 64% during the year ended December 31, 2002, down from 79% for the same period in 2001.

      Other income was $881,000 during the year ended December 31, 2002, compared with expense of $1.4 million for the same period in 2001. Included in other income during the year ended December 31, 2002 was a $350,000 gain on early retirement of debt and $254,000 of non-recurring transactions related to health insurance proceeds and sale of non-operating assets. The Company incurred a loss of $1.6 million in 2001 on debt conversion, as more fully described below.

      In November 2002, the Company negotiated the early retirement of the remaining $1.75 million plus accrued interest due on the note made by the Company on April 25, 2002, in favor of WA Telcom Products Co., Inc., in connection with the acquisition of NACT. The Company paid $1.4 million plus accrued interest and recognized a gain on early retirement of debt of $350,000.

      In January 2001, the Company modified the terms of the $7.0 million outstanding balance of its 5% convertible subordinated debentures as follows: the Company repurchased $4.5 million, converted $1.5 million into Common Stock at a price of $1.40 per share, fixed the conversion rate at $1.19 per share for the remaining $1.0 million and issued warrants to purchase 945,378 shares of Common Stock at an exercise price of $1.64 per share. The cost of this conversion and early retirement of debt totaled $1.6 million.

      Equity in loss of investment was $5,000 during the year ended December 31, 2002. This amount represents the Company’s portion of BeTrue’s losses since the Company’s acquisition of a 51% interest in BeTrue on October 1, 2002.

      Interest expense was $1.1 million during the year ended December 31, 2002, a decrease of $220,000 compared to the same period in 2001. The decrease was attributable to the reduction of interest on the Company’s 5% convertible subordinated debentures, which were paid or converted to Common Stock in 2001, and interest on the Company’s Series B Preferred Stock issued in connection with the Company’s acquisition of NACT offset by the amortization of the fair value of warrants issued to Silicon Valley Bank, the Company’s primary lender, in connection with the Company’s credit facility with Silicon Valley Bank.

      The Company recorded an income tax benefit of $200,000 during the year ended December 31, 2002, due to the reversal of a previously accrued exposure item no longer deemed necessary.

     Business Unit Performance

	Carrier Solutions		Enterprise Solutions		Advanced Applications
	Group		Group		Services Group		Consolidated

	For the Year Ended December 31,

	2002	2001	2002	2001	2002	2001	2002	2001

	(Dollars in thousands)
Revenue	$26,319	$15,773	$5,940	$1,216	$12,539	$12,910	$44,798	$29,899

Gross profit	16,378	9,106	4,240	557	5,731	5,424	26,349	15,087
Gross margin	62%	58%	71%	46%	46%	42%	59%	50%
General and administrative	3,901	2,278	310	446	845	1,557	5,056	4,281
Research and development	5,417	1,938	457	817	—	—	5,874	2,755

Contribution (loss) before unallocated items	$7,060	$4,890	$3,473	$(706)	$4,886	$3,867	$15,419	$8,051

Unallocated items:
General and administrative							6,095	7,926
Sales and marketing							6,835	3,307
Depreciation and amortization of property and equipment							2,730	2,160
Amortization of intangibles							592	1,511
Amortization of deferred compensation, related to sales, general and administrative							1,173	1,766
Reorganization costs							324	—

Operating loss							(2,330)	(8,619)
Other income							881	(1,437)
Equity in income (loss) of investment							(5)	—
Interest expense, net							(1,141)	(1,361)
Income taxes							200	(100)

Loss from continuing operations							$(2,395)	$(11,517)

     Carrier Solutions Group

      Total revenue from the Company’s Carrier Solutions Group was $26.3 million in the year ended December 31, 2002, a 67% increase from the same period in 2001. The increase in revenue reflects a full year of activity in 2002 versus only five months of activity in 2001 since the acquisition of NACT on July 27, 2001, plus the resale activity in the first and second quarters of 2001. Prior to the acquisition of NACT in July 2001, the Company became an NACT reseller in the first quarter of 2001. The Company resold NACT gateway solutions totaling $2.8 million with cost of product sales of $2.1 million prior to July 27, 2001.

      Gross profit increased by $7.3 million in the year ended December 31, 2002, and was 62% of revenue, an increase from 58% of revenue in the same period in 2001. The increase in gross profit dollars reflects a full year of activity in 2002 versus only five months of activity in 2001. The increase in gross margin is related to the lower margin resale activity in the first and second quarters of 2001.

      Allocated operating expenses incurred in the Carrier Solutions Group for the year ended December 31, 2002, were $9.3 million, an increase of $5.1 million compared to the same period in 2001. The increases in general and administrative and research and development expenses reflect the operations of NACT for a full year of activity in 2002 versus only five months of activity in 2001. Prior to the acquisition of NACT, there were no material operating expenses related to the Carrier Solutions Group segment. As a percent of revenue, operating expenses for the Carrier Solutions Group were 35% during the year ended December 31, 2002, up from 27% for 2001 due to increased research and development activities.

     Enterprise Solutions Group

      Total revenue for the Company’s Enterprise Solutions Group was $5.9 million in the year ended December 31, 2002, a 388% increase from 2001. The increase in revenue is primarily related to the Company’s acquisition of Telemate.Net in November 2001.

      Gross profit increased by $3.7 million in the year ended December 31, 2002 and was 71% of revenue compared with 46% for 2001. The improvement in gross margin was primarily attributable to a full year of operations in 2002 of the Company’s Telemate.Net operations, which offer higher margin proprietary products.

      Allocated operating expenses incurred in the Enterprise Solutions Group for the year ended December 31, 2002, were $767,000, a decrease of $496,000 compared to the same period in 2001. General and administrative expenses decreased by $136,000 related to lower expenses related to MessageClick Inc. (“MessageClick”), which the Company acquired in November 2000, the activities of which were substantially eliminated in the second quarter of 2001, offset by the increase related to a full year of expenses for Telemate.Net, which was acquired in November 2001. The decrease in research and development expenses relates to the elimination of the research and development activity related to MessageClick’s ASP operations in 2001, of approximately $715,000 offset by the addition of the research and development activities of Telemate.Net, which was acquired in November 2001 of approximately $355,000. As a percent of revenue, allocated operating expenses for the Enterprise Solutions Group were 13% during the year ended December 31, 2002, down from 104% for 2001.

     Advanced Applications Services Group

      Total revenue for the Company’s Advanced Applications Services Group was $12.5 million in the year ended December 31, 2002, a 3% decrease from 2001. The decrease in revenue was related to discontinued support related to one customer.

      Gross profit increased by $307,000 in the year ended December 31, 2002 and was 46% of revenue compared with 42% for 2001.

      Allocated operating expenses incurred in the Advanced Applications Services Group for the year ended December 31, 2002 were $845,000, a decrease of $712,000 compared to the same period in 2001. The decrease in general and administrative expenses is due to a decrease in personnel and related costs, resulting from on-going cost reduction initiatives as well as a decrease in bad debt expense related to improved collection efforts. As a percent of revenue, allocated operating expenses for the Advanced Applications Services Group were 7% during the year ended December 31, 2002, down from 12% for 2001.

     Discontinued Operations

      Following the acquisition of NACT in July of 2001, the Company determined that its legacy VAR business was not strategic to the Company’s ongoing objectives and discontinued capital and human resource investment in this business. Accordingly, the Company elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144. This business was added to HSG (which was reported as discontinued operations in 2000) for a combined presentation of discontinued operations, and the consolidated financial statements have been reclassified to segregate the net assets and operating results of these business segments.

      Summary operating results of the discontinued operations for the years ended December 31, 2002 and 2001 (in thousands) were as follows:

	Years ended
	December 31,

	2002	2001

Revenue	$223	$12,762

Gross (loss) profit	$(331)	$374

Operating loss	$(331)	$(135,598)
Loss on disposal of assets	—	(500)

Loss from discontinued operations	$(331)	$(136,098)

      The loss from discontinued operations in the year ended December 30, 2001 includes depreciation of $546,000, amortization of intangibles of $22.7 million, write-down of goodwill of $95.3 million, amortization of deferred compensation of $267,000 and reorganization costs of $9.2 million.

      The reorganization costs consist of the following (in thousands):

2001

Severance costs	$1,217
Facilities closings	6,162
Inventory write-down	1,005
MessageClick ASP exiting costs	824

$9,208

Critical Accounting Policies

      The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. Factors that could affect the Company’s future operating results and cause actual results to vary from expectations include, but are not limited to, lower than anticipated growth from existing customers, an inability to attract new customers, an inability to successfully integrate acquisitions and technology changes, or a decline in the financial stability of the Company’s customers. Negative developments in these or other risk factors could have a material adverse affect on the Company’s financial position and results of operations.

      A summary of the Company’s critical accounting policies follows:

     Allowance for Doubtful Accounts

      The Company is required to estimate the collectibility of its trade receivables. Considerable judgment is required in assessing the ultimate realization of these receivables, including the creditworthiness of each customer. The evaluation is based on credit information and collection history concerning the customer up and through the determination date. The Company determines the allowance for doubtful accounts based on a specific review of outstanding customer balances and a general reserve based upon the aging of customer accounts and write-off history. Significant changes in required reserves have been recorded in recent periods and may occur in the future due to the current telecommunications and general economic environments and updates to the customer credit information and collection activity.

     Inventory Obsolescence

      The Company is required to state its inventories at the lower of cost or market. In assessing the ultimate realization of inventories, the Company makes judgments as to future demand requirements and compares that with the current and committed inventory levels. The Company has recorded changes in net realizable values in recent periods due to impact of current and future technology trends and changes in strategic direction, such as discontinuances of product lines, as well as, changes in market conditions due to changes in demand requirements. Estimates of the future demand for the inventory are based on sales projections for different products, as well as estimates of inventory required to fulfill maintenance requirements for products previously sold. It is possible that changes in the net realizable value of inventory may continue to occur in the future due to the current market conditions.

     Restructuring Accruals

Discontinued Operations

      During 2001, the Company initiated certain restructuring plans. In conjunction with these restructuring plans, the Company established a restructuring reserve account for the estimated costs related to the plans. These costs primarily related to facilities closings, severance costs and MessageClick ASP service exiting costs. For the facilities closings cost, a reserve was established for all remaining lease payments due on buildings and equipment that were no longer being utilized in continuing operations, less assumptions for sub-leases. The accrual for one of the leases with total payments remaining of $2.4 million assumes that the building will be sub-leased for 44% of the total lease liability over the term of the lease. As of December 31, 2003, the Company had a remaining reserve balance of approximately $1.5 million, which is included in liabilities of discontinued operations. The Company currently believes that this remaining estimated balance is appropriate to cover future obligations associated with the restructurings, however, changes in these estimates could occur based on changes in the financial condition of the sublessees.

     Deferred Tax Asset Valuation Allowance

      The Company currently has significant deferred tax assets, which are subject to periodic recoverability assessment. Realization of the Company’s deferred tax assets is principally dependant upon achievement of projected future taxable income. The Company’s estimates regarding future profitability may change due to market conditions, its ability to continue to successfully execute its strategic plan and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances. Due to the uncertainty of the Company’s ability to recognize the entire tax benefit, the Company established an offsetting provision for the tax assets.

     Litigation and Related Contingencies

      The Company is subject to proceedings, lawsuits and other claims related to labor, product and other matters. The Company assesses the likelihood of any adverse judgments or outcomes to these matters, as well as, potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made by the Company with assistance of its legal counsel after careful analysis of each individual issue based upon the then-current facts and circumstances and discussions with legal counsel. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

     Goodwill, Intangible Assets and Long-Lived Assets

      Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Significant estimates are made with respect to the impairment testing. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment and purchased assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Significant estimates are made with respect to recoverability and fair value assessments.

Liquidity and Capital Resources

     Summary

      Liquidity is the measurement of the Company’s ability to have adequate cash or access to cash at all times in order to meet financial obligations when due, as well as to fund corporate expansion and other activities. Historically, the Company has met its liquidity requirements through a combination of cash provided by debt from third party lenders, issuances of debt and equity securities, purchases of the other businesses and the sale of discontinued businesses and acquisitions.

      At December 31, 2003, the Company had a positive working capital position (excess of current assets over current liabilities) of $12.7 million compared to a positive working capital position of $1.8 million at

December 31, 2002. The Company’s cash and cash equivalents totaled $7.7 million at December 31, 2003, and $1.3 million at December 31, 2002. Total long-term debt, net of discount, was $6.6 million at December 31, 2003 and $3.7 million at December 31, 2002. At December 31, 2003, the Company had no borrowings under its $10.0 million Amended Credit Agreement with Silicon Valley Bank; at December 31, 2002 there was $800,000 outstanding. The Company’s borrowing availability under the Amended Credit Agreement at December 31, 2003 was $7.8 million. (This amount does not include the effect of MCK on the Company’s borrowing ability because Silicon Valley Bank has not yet conducted an audit that would determine the amount of MCK receivables to be included in the borrowing base. In addition, the Company was not borrowing and did not need the additional borrowing availability. The Company estimates that including the MCK receivables would increase availability by approximately $1.5 million). The Company has an outstanding stand-by letter of credit in the amount of $200,000 at December 31, 2003 which would reduce borrowing capacity under the Amended Credit Agreement.

      On February 12, 2003, in connection with the Company’s acquisition of the assets of Clarent, the Company amended its existing original Credit Agreement with Silicon Valley Bank, and in connection therewith, the Company and Silicon Valley Bank entered into certain amendments to the existing credit facility and certain additional credit agreements. Such amendments and additional agreements increased the Company’s asset-based revolving credit line from $5.0 million to $10.0 million and include an EX-IM facility that provides for working capital based on the Company’s international accounts receivable and inventories related to export sales primarily associated with Clarent’s assets. The amendments and additional agreements also extended the term of the original Credit Agreement for 18 months (through August 13, 2004). The Company and Silicon Valley Bank further amended the credit facility in connection with the acquisition of MCK.

      On February 12, 2003, the Company acquired substantially all the business assets and assumed certain related liabilities of Clarent for $9.8 million in notes. At the closing of the acquisition, the Company issued three promissory notes to Clarent: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum, which was paid off at December 31, 2003; a $1.8 million non-interest bearing unsecured note due February 13, 2004, discounted at 6.25% per annum, of which $1.5 million was paid through December 31, 2003 and the balance of $350,000 was paid in February 2004; and a $3.0 million secured note due February 12, 2008, which bears interest at 5% per annum, discounted at 7.5% per annum. The assets the Company purchased from Clarent secure the secured notes.

     Cash Flow

      Cash used in the Company’s continuing operations in the year ended December 31, 2003 totaled approximately $536,000 compared with cash used in continuing operations of $3.5 million for 2002. The Company’s use of cash in continuing operations during 2003 resulted primarily from cash used for changes in current operating assets and liabilities of approximately $1.1 million and was offset by cash provided from continuing operations of $556,000 (net loss from continuing operations of $18.3 million reduced by non-cash charges totaling $19.0 million, including depreciation and amortization of $5.6 million, provision for doubtful accounts of $2.5 million and a write-down of goodwill of $10.9 million). The Company’s use of cash in continuing operations during 2002 resulted primarily from cash used for changes in current operating assets and liabilities of approximately $7.7 million and was offset by cash provided from continuing operations of $4.2 million (net loss from continuing operations of $2.4 million reduced by non-cash charges totaling $6.6 million, including depreciation and amortization of $5.1 million and provision for doubtful accounts of $1.8 million offset by a gain on early retirement of debt of $350,000).

      Cash used in the Company’s discontinued operations in the year ended December 31, 2003, totaled $922,000 compared with cash used in discontinued operations of $1.1 million for 2002.

      The Company received cash from investing activities in the year ended December 31, 2003 of approximately $6.5 million, compared to cash used in investing activities of $1.8 million in the same period of 2002. In the year ended December 31, 2003, the Company received $9.3 million in cash, related to the acquisition of MCK, and used $906,000 in cash, net of cash acquired, related to the acquisition of the assets of

Clarent. The Company spent $1.5 million and $889,000 on capital expenditures in the year ended December 31, 2003 and 2002, respectively. In 2002, the Company paid $605,000 toward its investment in BeTrue. The Company also invested $533,000 and $348,000 on purchased software development costs in the year ended December 31, 2003 and 2002, respectively. During 2003, restricted cash decreased by $88,000.

      Cash provided by financing activities totaled approximately $1.3 million in the year ended December 31, 2003, compared to $317,000 for 2002. The Company received $1.8 million in payments of notes receivable from shareholders, received proceeds from the issuance of the Company’s Common Stock related to the exercise of stock options of $2.0 million and proceeds from the issuance of the Company’s Common Stock related to the exercise of warrants of $4.8 million and paid $800,000 on the Company’s credit line and $6.5 million on the notes payable for the purchase of the assets of Clarent in 2003. Payments on the Note made by the Company in connection with the acquisition of NACT totaling $3.9 million were offset by net proceeds from a private placement of $3.0 million, borrowings on the Company’s credit line of $800,000, proceeds from the issuance of the Common Stock totaling $408,000 and payments on notes receivable from shareholders totaling $24,000 in 2002.

Contractual Obligations and Commercial Commitments

      The following summarizes the Company’s future contractual obligations at December 31, 2003 (in thousands):

	Payments Due By Period

		Less than			After
Contractual Obligations	Total	1 year	1-3 years	4-5 years	5 years

Line of credit	—	—	—	—	—
Additional payments for the acquisition of Encore Group	1,074	555	469	50	—
Notes payable	3,350	350	3,000
Convertible subordinated debentures	4,500	—	4,500	—	—
Accrued costs of MCK acquisition	7,372	4,324	2,609	439
Operating Leases:
Continuing operations	14,392	2,974	5,189	4,164	2,065
Discontinued operations	2,894	988	748	764	394

Total contractual cash obligations	$33,582	$9,191	$13,515	$8,417	$2,459

      Note, this table excludes interest expense and sublease rentals and assumes that leases are not renewed.

      The Company has an outstanding stand-by letter of credit in the amount of $200,000 at December 31, 2003. Silicon Valley Bank issued an additional stand-by letter of credit on behalf of the Company in the amount of $1.6 million in January 2004.

Sources of Cash

      For 2004, the Company expects that its primary sources of cash will be from issuances of equity or debt securities, cash on hand, borrowings under its Amended Credit Agreement with Silicon Valley Bank and other sources. In February 2004, the Company issued, in a private placement, 9.8 million shares of its Common Stock and warrants to purchase 2.5 million shares of its Common Stock for an aggregate purchase price of $17.7 million, or $1.80 per share. The Company received approximately $16.25 million, net of expenses. The Company expects that its current operations will not generate positive income from continuing operations before interest, taxes, depreciation, amortization of intangibles and amortization of deferred compensation (“EBITDA”) for next year as the Company is investing in additional sales and marketing and research and development costs. However, the Company believes that it will have sufficient liquidity from its cash on hand, the cash raised in the private placement and its unused credit facility to meet its current financial obligations during 2004.

      The Amended Credit Agreement with Silicon Valley Bank, however, is subject to certain financial covenants (including a minimum EBITDA covenant) and limitations on the Company’s ability to access funds under the Amended Credit Agreement. The Company was not in compliance with the EBITDA covenant as of December 31, 2003 and received a waiver. In February 2004, the Company and Silicon Valley Bank further amended the credit facility to replace the EBITDA covenant, with an adjusted minimum cash on hand requirement and a tangible net worth covenant. If the Company is in violation of the Amended Credit Agreement, or does not have sufficient eligible accounts receivable and inventory to support the level of borrowings it may need, then the Company may be unable to draw on the Amended Credit Agreement to the extent necessary. To the extent the Company does not have borrowing availability under the Amended Credit Agreement, the Company may be required to obtain additional sources of capital, sell assets, obtain an amendment to the Amended Credit Agreement or otherwise restructure its outstanding indebtedness. Additional borrowings other than pursuant to the Amended Credit Agreement must be approved by Silicon Valley Bank. If the Company is unable to obtain additional capital, sell assets, obtain an amendment to the Amended Credit Agreement or otherwise restructure its outstanding indebtedness, then the Company may not be able to meet its obligations. The Amended Credit Agreement if not extended or replaced expires August 12, 2004.

      The Company’s short-term cash needs are for working capital, including cash operating losses, capital expenditures, remaining unpaid transaction costs related to the acquisition of MCK, severance and retention bonus payments related to the acquisition of MCK totaling approximately $3.0 million, payments on the unsecured note made by the Company in connection with the acquisition of Clarent’s assets, totaling approximately $350,000 plus interest due February 13, 2004 and payments related to discontinued operations. At December 31, 2003, accrued costs of MCK acquisition and other long-term liabilities include $1.7 million in lease payments related to lease obligations for excess space at the date of acquisition. The Company expects to pay out approximately $611,000 related to these obligations in the next twelve months. At December 31, 2003, liabilities of discontinued operations included $1.5 million in lease payments related to discontinued operations. The Company expects to pay out approximately $367,000 related to discontinued operations in the next twelve months.

      The Company’s long-term cash needs are related to the costs of growing its current business as well as prospective businesses to be acquired, including capital expenditures and working capital. The Company expects to meet these cash needs through cash from operations, if any, cash on hand, borrowings under the Amended Credit Agreement or other debt facilities, if available, as well as through possible issuances of equity or debt securities. If sufficient borrowing capacity under a working capital line of credit is unavailable (or if the Company is unable to restructure its existing Amended Credit Agreement in the event that the Company requires additional borrowing capacity), or if the Company is otherwise unable to obtain additional capital or sell assets, then the Company may not be able to meet its obligations and growth plans.

Accounting Pronouncements Issued, Not Adopted

      In February 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). The provisions of SFAS No. 150 (see below for additional information) are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before May 31, 2003 and still existing at the beginning of the interim period of adoption.

      FASB Staff Position FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with

Characteristics of Both Liabilities and Equity” (“FSP FAS 150-3”), defers the effective date for certain mandatorily redeemable financial instruments issued by a non-SEC registrant and defers the effective date of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests of all entities. The adoption of SFAS No. 150 did not have a material effect on the Company’s financial position or results of operations. Additionally, based on the nature of the Company’s current instruments and interests, the Company does not believe there will be a material effect on the Company’s financial position or results of operations resulting from the adoption of the remaining components of FSP FAS 150-3.

      In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN No. 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No. 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Companies are required to apply FIN No. 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation is applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company is evaluating the impact of applying FIN No. 46R and has not yet completed its analysis.

Risk Factors

     The price of the Common Stock has been volatile.

      The stock market in general, and the market for technology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2002 to September 12, 2002, the per share closing price of the Common Stock on the Nasdaq National Market fluctuated from a high of $1.79 to a low of $0.26. From September 13, 2002 to February 29, 2004, the per share closing price of the Common Stock on the Nasdaq SmallCap Market fluctuated from a high of $5.07 to a low of $0.26. The Company believes that the volatility of the price of the Common Stock does not solely relate to the Company’s performance and is broadly consistent with volatility experienced in the Company’s industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

      In addition, in order to respond to competitive developments, the Company may from time to time make pricing, service or marketing decisions that could harm its business. Also, the Company’s operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the Common Stock would likely decline.

      The trading price of the Common Stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond the Company’s control. If the market price of the Common Stock decreases, then shareholders may not be able to sell their shares of Common Stock at a profit.

     The Company may be unable to fund future growth.

      The Company’s business strategy calls for growth internally as well as through acquisitions. To this end, the Company has determined to invest substantial funds to increase its sales and marketing resources in order to grow revenues. This strategy to increase sales and marketing resources as well as other strategies for growth internally which the Company may implement now or in the future will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to the Company on favorable terms or at all. If adequate funds are not available on acceptable terms, then the Company may not be able to meet its business objectives for expansion. This, in turn, could harm the Company’s business, results of operations and financial condition. In addition, if the Company raises additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of the Company’s shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the Common Stock. Furthermore, if the Company raises capital or acquires businesses by incurring indebtedness, then the Company will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that the Company’s lender may require. Moreover, if the Company’s strategy to increase its sales and marketing resources in order to grow revenues does not produce the desired result, then the Company will have incurred significant expenses for which it may or may not have obtained adequate funding to cover.

     The Company has a history of losses and may not be profitable in the future.

      The Company has a history of net losses, including net losses of $18.3 million for the 2003 fiscal year, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of December 31, 2003, the Company had an accumulated deficit of $273.1 million. Further, developing the Company’s business strategy and expanding the Company’s services will require significant additional capital and other expenditures. Accordingly, if the Company is not able to increase its revenue, then it may never generate sufficient revenues to achieve or sustain profitability.

A decline in the price of the Common Stock could result in the delisting of the Common Stock from the Nasdaq SmallCap Market.

      The Common Stock is currently listed on the Nasdaq SmallCap Market. The Company must satisfy certain minimum listing maintenance requirements to maintain such quotation, including a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the Common Stock. In the past, the Company has had difficulty maintaining the minimum bid price for the Common Stock.

      Prior to September 13, 2002, the Common Stock was listed on the Nasdaq National Market. On June 6, 2002, Nasdaq notified the Company that the bid price of the Common Stock had closed at less than $1.00 per share over the previous 30 consecutive trading days, and, as a result, the Company did not comply with the minimum bid price continued listing requirement of the Nasdaq National Market. The Company was unable to regain compliance with the minimum bid price requirement of the Nasdaq National Market, and on September 13, 2002, the Company transferred the Common Stock to the Nasdaq SmallCap Market. In June 2003, the Company regained compliance with the $1.00 minimum bid price requirement of the Nasdaq SmallCap Market.

      If the bid price of the Common Stock were to remain below $1.00 per share for 30 consecutive trading days, or if the Company was unable to continue to meet the Nasdaq Small Cap Market’s other listing standards, then Nasdaq would notify the Company that the Common Stock could be delisted from the Nasdaq SmallCap Market. If the Common Stock is delisted from the Nasdaq SmallCap Market, then the Common Stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from the Nasdaq SmallCap Market could make trading the Common Stock more difficult for the Company’s investors, leading to declines in share price. Delisting of the Common Stock would also make it more difficult and expensive for the Company to raise additional capital. Furthermore, delisting of the Common Stock is an event of default under the Company’s credit facility with Silicon Valley Bank, its outstanding convertible debentures and, through certain cross default provisions, the Loan and Security Agreement the Company entered into with Clarent Corporation in connection with the Company’s acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003.

The Company’s growth could be limited if it is unable to attract and retain qualified personnel.

      The Company announced plans in February 2004 to significantly and quickly increase sales and marketing personnel in order to grow revenue. The Company believes that its success depends largely on its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which the Company serves. Workforce reductions by the Company during 2001, 2002 and 2003 may adversely affect the Company’s ability to retain its current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder the Company’s ability to implement its business strategy and harm its business.

The Company is exposed to the general condition of the telecommunications market.

      The Company’s business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. The Company’s operations could be adversely affected if declines in capital spending from telecommunications service providers continue. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then the Company may experience adverse operating results.

The Company’s need to invest in research and development could harm the Company’s operating results.

      The Company’s industry is characterized by the need for continued investment in research and development. If the Company fails to invest sufficiently in research and development, then the Company’s products could become less attractive to potential customers, which could have a material adverse effect on the Company’s results of operations and financial condition. As a result of the Company’s need to maintain or increase its spending levels in this area, the Company’s operating results could be materially harmed if the Company’s net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, the Company’s operating costs may increase in the future.

The market for converged communications solutions is still in its infancy and rapidly evolving. If this market does not develop and grow as expected, then it could have a material adverse effect on the Company’s business.

      While the Company believes there is a significant growth opportunity in providing converged communications solutions to its customers, there can be no assurances that this technology will be widely accepted or that a viable market for the Company’s products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then the Company may not be able to sell its products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there can be no assurance that the Company will succeed in this evolving marketplace.

Intellectual property infringement claims against the Company, even without merit, could require the Company to enter into costly licenses or deprive the Company of the technology it needs.

      The Company’s industry is technology intensive. As the number of competitors in the Company’s target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology the Company develops or licenses infringes their proprietary rights. Any claims against the Company or any of its subsidiaries may affect the Company’s business, results of operations and financial conditions. Any infringement claims, even those without merit, could require the Company to pay damages or settlement amounts or could require the Company to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of the Company’s management resources could have a material adverse effect on the Company’s results of operations and financial condition. If successful, a claim of product infringement could deprive the Company of the technology it needs altogether.

Failure to protect the Company’s intellectual property rights could have a material adverse effect on the Company’s business.

      The Company’s success depends in part upon the protection of the Company’s proprietary application software and hardware products. The Company has taken steps that it believes are adequate to establish, protect and enforce its intellectual property rights. The Company cannot assure you that these efforts will be adequate. Despite the Company’s efforts to protect the Company’s proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use the Company’s products or technology.

      The Company has pending several patent applications related to its VoIP products, system architecture for Internet telephone, interaction of VoIP calls and cellular networks, real time addition of devices to subscriber accounting, and system and method applications for electronic transaction settlement and dynamic changes error correction. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect the Company’s proprietary rights to the intellectual property covered by these patents.

      Furthermore, the laws of many foreign countries in which the Company does business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company has implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if the Company’s domestic and international efforts are successful, the Company’s competitors may independently develop non-infringing technologies that are substantially similar or superior to the Company’s technologies.

If the Company’s products contain defects, then the Company’s sales are likely to suffer, and the Company may be exposed to legal claims.

      The Company’s business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that the Company did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which the Company’s products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of the Company’s products. Despite product testing by the Company, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of the Company’s products, delays or cessation of service to the Company’s customers or legal claims by customers against the Company.

      To the extent that contractual provisions that limit the Company’s exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may be obligated to indemnify customers who purchase or lease equipment from the Company against claims of patent infringement.

      In the course of the Company’s business, the Company may sell or lease certain equipment to its customers, and in connection with such sale or lease, may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment. If the Company is required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on its business, results of operations and financial condition.

The new softswitch and VoIP routers which the Company intends to offer may not achieve acceptance in the marketplace.

      As a result of the Company’s acquisition of substantially all of the operating assets of Clarent Corporation in February 2003, the Company now offers products which it could not offer previously, including Class 5 softswitch products and Enterprise VoIP routers. The markets for these products are relatively new, unpredictable and evolving rapidly. Lack of acceptance in the marketplace for these new products could have a material adverse effect on the Company’s business, results of operations and financial condition.

Sales to customers based outside the United States have recently accounted for a significant portion of the Company’s revenues, which exposes the Company to risks inherent in international operations.

      International sales represented 35% of the Company’s revenues for the year ended December 31, 2003. Furthermore, the Company expects sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

      If the relative value of the U.S. dollar in comparison to the currency of the Company’s foreign customers should increase, then the resulting effective price increase of the Company’s products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns impact the Company’s customers, the ability of these customers to purchase the Company’s products could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. The foreign markets for the Company’s products may develop more slowly than currently anticipated. Also, the Company’s ability to expand the sale of certain of its products internationally is limited by the necessity of obtaining regulatory approval in new countries. The Company anticipates that its non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and does not currently plan to engage in foreign currency hedging transactions. As the Company expands its international operations, however, it may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. The Company may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. The Company’s future currency hedging strategies may not be successful.

The Company may become subject to certain patent infringement claims with respect to certain assets and technology the Company purchased from Clarent Corporation.

      In February 2003, the Company purchased from Clarent Corporation certain assets and technology, including a certain product, a component of which has been the subject of patent infringement claims made against Clarent Corporation. If such patent infringement claims are made against the Company in the future, even if such claims do not have merit, then the Company could be required to pay damages or settlement amounts or could be required to develop non-infringing technology or enter into costly royalty or licensing agreements. Any litigation could result in increased product costs, service delays or both. If successful, a claim of product infringement could deprive the Company of the assets and technology related to this product.

The Company’s dependence on contract manufacturers and suppliers could result in product delivery delays.

      The Company currently uses contract manufacturers to manufacture a significant portion of its products. The Company’s reliance on contract manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to necessary manufacturing processes and reduced control over delivery schedules. If the Company’s manufacturers are unable or unwilling to continue manufacturing the Company’s products and components in required volumes, then the Company will have to identify one or more acceptable alternative manufacturers. Furthermore, the use of new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to the Company’s specifications. Further, the introduction of new manufacturers may increase the variance in the quality of the Company’s products. In addition, the Company relies upon third-party suppliers of specialty components and intellectual property used in its products. It is possible that a component needed to complete the manufacture of the Company’s products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect the Company’s ability to deliver products to its customers. Any significant interruption in the supply of the Company’s products would result in the reduction of product sales to customers, which in turn could permanently harm the Company’s reputation in the industry.

The Company may be subject to litigation.

      The Company may be subject to claims involving how the Company conducts its business or the market for or issuance of the Common Stock or other securities. Any such claims against the Company may affect its business, results of operations and financial conditions. Such claims, including those without merit, could require the Company to pay damages or settlement amounts and would require a substantial amount of time and attention from the Company’s senior management as well as considerable legal expenses. Although the Company does not anticipate that its activities would warrant such claims, there can be no assurances that such claims will not be made.

The Company may be unable to successfully integrate its operations with the operations of MCK.

      The Company’s acquisition of MCK in September 2003 by means of a merger involves the integration of two companies that have previously operated independently. The challenges of combining the companies’ operations include integrating personnel with diverse business backgrounds, combining different corporate cultures and managing a geographically dispersed organization. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations and financial condition of the combined company.

The Company derives a substantial amount of its revenues from channel distribution partners and such revenues may decline significantly if any major partner cancels or delays a purchase of its products.

      The Company uses an indirect sales model to derive a substantial portion of its revenue. Failure to generate revenue as expected from this channel could have a material adverse effect on the Company’s results of operations and financial condition.

      No channel partner or distributor is obligated to purchase additional products or services from the Company. Accordingly, present and future partners may terminate their purchasing arrangements with the Company or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could have a material adverse effect on the Company’s results of operations and financial condition. In addition, the Company currently has varying distribution, marketing and development arrangements with its partners. There is no assurance that the Company will continue to enjoy the support and cooperation that it has historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer the Company’s products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with the Company’s products. In addition, they may change their distribution models which could negatively impact revenues of the Company. Furthermore, the Company must correctly anticipate the price, performance and functionality requirements of these partners and must successfully develop products that meet end user requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow its business.

The Company’s inability to develop and maintain relationships with key technology suppliers could harm its ability to sustain and grow its business.

      The success of the Company depends to a significant degree upon its continued relationships with leading technology suppliers. The standards for telephony equipment and data networks are evolving, and the Company’s products may not be compatible with new technology standards that may emerge. If the Company is unable to provide its customers with interoperable solutions, then they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on the Company’s results of operations and financial condition.

Market Risk

      The Company is exposed to various market risks, including changes in interest rates and foreign currency exchange rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. The Company does not enter into derivatives or other financial instruments for trading or speculative purposes. The Company has also not entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates although the Company may enter into such transactions in the future.

Interest Rate Risks

      The Company’s notes payable and convertible subordinated debentures at December 31, 2003, carry interest rates which are fixed. The Company’s line of credit with Silicon Valley Bank carries interest rates which vary with the prime rate. Accordingly, if the Company has any indebtedness outstanding under its line of credit with Silicon Valley Bank, then any increases in Silicon Valley Bank’s prime rate will reduce the Company’s earnings. At December 31, 2003, the Company did not have any indebtedness outstanding under its line of credit with Silicon Valley Bank.

Foreign Currency Risks

      Products sold outside of the United States of America are transacted in U.S. dollars and, therefore, the Company is not exposed to foreign currency exchange risk. Transactions with Clarent Canada, Ltd. present foreign currency exchange risk. The principal transactions are personnel and related costs. The intercompany balance is denominated in U.S. dollars and changes in foreign currency rates would result in foreign currency gains and losses. Using the intercompany balance at December 31, 2003, a 10% strengthening of the U.S. dollar against the Canadian dollar would result in a foreign currency transaction loss of approximately $3,000. To date, foreign exchange gains and losses have not been significant.